UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 13, 2022

Quotient Technology Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1260 East Stringham Avenue, Suite 600

Salt Lake City, Utah 84106

(Address of principal executive offices)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of CFO, Principal Accounting Officer and Treasurer

On April 13, 2022, Quotient Technology Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) has appointed Yuneeb Khan as Chief Financial Officer (“CFO”), Principal Accounting Officer and Treasurer of the Company. The Board determined to appoint Mr. Khan to the CFO role on March 28, 2022. Mr. Khan is assisting with the transition at his current employer and is expected to join the Company by July 2022.

Mr. Khan, 46, currently serves as President of the Global Consumer Insights business of NielsenIQ, a world-renowned marketing and consumer intelligence enterprise that provides critical research, data and strategic insights about consumer behavior in more than 80 countries. Mr. Khan is a seasoned executive with more than 25 years of experience in leading commercial and product strategies for global businesses, guiding meaningful financial turnarounds, and driving global mergers and acquisitions.

Mr. Khan joined Nielsen in January of 2010 and, during his 12-year tenure with the company, has served in several high impact roles and driven high profile strategic projects. Immediately prior to his current role, he served as President of the Global Customized Intelligence business of NielsenIQ from 2020 to 2021. Prior to that, he served as the Chief Financial Officer (CFO) of Nielsen Global Connect (now NielsenIQ) with revenues of over $3 billion, over 30,000 employees, and operations in 100+ countries, from 2019 to 2020. While in this role, the business returned to growth and he played a pivotal role in the strategic review process that resulted in the creation of NielsenIQ, an independent privately held company. He was instrumental in driving significant operational efficiencies as the CFO of Nielsen’s Global Technology and Operations (2014 to 2019) and significantly strengthened the global finance processes by establishing a process driven regional operating model. He is a respected leader with a well-established reputation for developing talent and high-performing global teams with a leadership style described as empathetic, principled, and genuine. In 2020, he was awarded the prestigious Arthur C. Nielsen award as recognition for the significant contributions he has made to the Nielsen business.

Prior to Nielsen, from December 1995 to January 2010, Mr. Khan held several financial partnership, regulatory and advisory roles around the globe with large blue-chip companies, including General Electric, United Technologies, Kinnevik, Bristol Myers Squibb, and PricewaterhouseCoopers. He is a chartered accountant from the Institute of Chartered Accountants of Pakistan (1999) and a graduate of the Advanced Management Program (2021) of Harvard Business School.

Offer Letter with Mr. Khan

In connection with Mr. Khan’s appointment as CFO and Treasurer, Mr. Khan has entered into an offer letter (the “Khan Offer Letter”) with the Company. Pursuant to the Khan Offer Letter and subject to commencement of his employment, Mr. Khan will be paid an annual base salary of $460,000 and will be eligible for an annual bonus of up to 75% of Mr. Khan’s base salary, pro-rated for any partial year served. Mr. Khan will receive a signing bonus of $150,000 to be paid following the sixtieth day of his employment with the Company. Mr. Khan will receive a one-time, lump sum payment of $75,000 to offset relocation costs, payable following the thirtieth day of his employment with the Company, and a monthly housing allowance of up to $10,000 for the first twelve months after the date he commences employment at the Company, subject to extension for six months with mutual consent, and subject to his continued employment. Mr. Khan will also be eligible for the Company’s standard benefits programs.

Pursuant to the Khan Offer Letter, subject to his commencement of employment, Mr. Khan was granted restricted stock units (“RSUs”) to acquire shares of the Company’s common stock (“Common Stock”) with a value of $1,500,000, to be divided by the closing price of the Common Stock on the first calendar day of the month following the month in which Mr. Khan commences employment at the Company, pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an award agreement. The RSUs will be scheduled to vest as to 25% of the RSUs on the one year anniversary of the first day of the month following the month in which he commences employment at the company (the “Vesting Commencement Date”), and as to 6.25% of the RSUs every three (3) months thereafter on the anniversary date of the Vesting Commencement Date.

Mr. Khan was also granted, subject to his commencement of employment, shares of Common Stock with a value of $2,700,000, to be divided by the closing price of the Common Stock on the first calendar day of the month following the month in which Mr. Khan commences employment at the Company (the “Equity Award”), pursuant to the Company’s Long-Term Incentive Plan, 2013 Plan and an award agreement. The Equity Award will consist of 50% of RSUs scheduled to vest over a four-year period as to 6.25% of the RSU shares on each three-month anniversary of the Vesting Commencement Date. The remaining 50% of the Equity Award will be performance-based restricted stock units that will vest based on the Company’s performance.

Upon commencement of his employment, Mr. Khan will enter into the Company’s standard form of indemnity agreement (the “Indemnity Agreement”), a copy of which was previously filed on February 14, 2014 as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-193692).

There are no arrangements or understandings between Mr. Khan and any other persons pursuant to which Mr. Khan was appointed as CFO and Treasurer of the Company. There are no family relationships between Mr. Khan and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction or proposed transaction required to be reported under to Item 404(a) of Regulation S-K.

The foregoing description of the Khan Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Khan Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2022.

Change of Control Agreement with Mr. Khan

In connection with Mr. Khan’s appointment, the Company also entered into a Change of Control Severance Agreement with Mr. Khan, to be effective upon commencement of his employment.

Pursuant to the Change of Control Agreement, if Mr. Khan’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, if Mr. Khan terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then provided Mr. Khan signs and does not a revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, Mr. Khan will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% of his annual base salary as in effect immediately prior to his termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that he would be required to pay to continue his group health coverage in effect on the date of his termination of employment, multiplied by 12.

Pursuant to the terms of the Change of Control Agreement, if Mr. Khan’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or he terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then provided Mr. Khan signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, Mr. Khan will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% of his annual base salary as in effect immediately prior to his termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% of his annual bonus for the year of termination at target level, as in effect immediately prior to his termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that he would be required to pay to continue his group health coverage in effect on the date of his termination of employment, multiplied by 18; and (iv) 100% of his then-outstanding and unvested Equity Awards (as defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to Mr. Khan constitutes “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then his severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by him on an after-tax basis of the greatest amount of benefits.

The foregoing description of the Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change of Control Agreement, a copy of which the Company intends to file with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2022.

Appointment of Interim CFO

Also on April 13, 2022, the Company announced that the Board appointed John Kellerman, the Company’s Vice President, Chief Accounting Officer, to serve as the Company’s interim Chief Financial Officer (“interim CFO”), effective April 5, 2022 until the date that Mr. Khan commences his service as CFO.

Mr. Kellerman, 53, a has over 30 years of experience in financial reporting, accounting operations and internal audit services. He has served as Quotient’s Vice President, Chief Accounting Officer since March 2020. Prior to that, he served as VP Internal Audit at Bio-Rad Laboratories, Inc. from August 2017 to March 2020, and as VP Controller at Gracenote, Inc. from October 2015 to August 2017. He served in various roles of escalating responsibility at Autodesk, Inc. from 2000 to 2015, culminating in his position as Assistant Controller from 2011 to October 2015. Mr. Kellerman holds a BS in Accounting from California State University, Sacramento.

In connection with his appointment as interim CFO, Mr. Kellerman will receive a special equity grant of 10,000 RSUs pursuant to the 2013 Plan and an award agreement. The RSUs will fully vest on December 31, 2022, subject to Mr. Kellerman’s continued employment through the vesting date. No changes have been made otherwise to any plans or arrangements in which Mr. Kellerman already participates as a result of this appointment. Mr. Kellerman will also enter into the Company’s standard form of Indemnity Agreement.

There are no arrangements or understandings between Mr. Kellerman and any other persons pursuant to which Mr. Kellerman was appointed as interim CFO of the Company. There are no family relationships between Mr. Kellerman and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction or proposed transaction required to be reported under to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On April 13, 2022, the Company issued a press release announcing the appointment of Mr. Khan to the office of CFO and the appointment of Mr. Kellerman as interim CFO. A copy of this press release is furnished with this report as Exhibit 99.1.

The information in this Item 7.01 and in the press release is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing. The furnishing of the information in Item 7.01 of this report and the press release is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated April 13, 2022 regarding CFO appointment.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen

General Counsel, Compliance Officer and Secretary

Date: April 13, 2022